EXHIBIT 21

                            WELLCO ENTERPRISES, INC.
                         SUBSIDIARIES OF THE REGISTRANT



                                                            Percentage of Voting
                                 Jurisdiction of             Securities Owned by
Name of Company                  Incorporation                  Immediate Parent
Wellco Enterprises, Inc.         North Carolina                       Registrant
Wholly-Owned Subsidaries:
Ro-Search, Incorporated          North Carolina                            100%
Ro-Search International Inc.     Barbados, West Indies                  100% (1)
Mo-Ka Shoe Corporation           Delaware                                  100%


(1) Owned by Ro-Search, Incorporated.

All  of  the  Registrant's   wholly-owned   subsidiaries  are  included  in  the
consolidated financial statements.



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